Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
AngioDynamics, Inc.	Lippert/Heilshorn & Associates, Inc.
Joe Gerardi	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 772-6446 x115	(212) 838-3777
www.angiodynamics.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

ANGIODYNAMICS FISCAL THIRD QUARTER OPERATING PROFIT NEARLY DOUBLES ON NET SALES GROWTH OF 24%

Conference call to begin today at 4:30 p.m. ET

QUEENSBURY, N.Y. (March 29, 2005) – AngioDynamics, Inc. (Nasdaq: ANGO) today announced financial results for the 13 and 39 weeks ended February 26, 2005.

Net sales for the third quarter of fiscal 2005 were $15.5 million, an increase of 24% over net sales of $12.5 million for the third quarter of fiscal 2004. This increase was primarily due to strong unit growth including the Company’s newest products, along with continued gains across its entire diversified product portfolio. The faster-growing products included those in the Company’s vascular access line, in particular its new Morpheus™ CT PICC (peripherally inserted central catheter) product.

Gross profit increased 29% to $8.6 million for the fiscal 2005 third quarter, from $6.7 million for the prior-year third quarter, and gross margin rose to 55.4% from 53.4%. The increase in gross margin reflects a product mix favoring sales of higher-margin products, lower materials costs resulting from purchase volume discounts with a major supplier and modest price increases implemented earlier this year. Operating profit for the quarter nearly doubled to $2.1 million, compared with $1.1 million in the prior-year third quarter.

Net earnings for the third quarter of fiscal 2005 rose 59% to $1.1 million, or $0.09 per diluted share, from $0.7 million, or $0.07 per diluted share, for the fiscal 2004 third quarter. Fiscal 2005 third quarter net earnings include a one-time impairment charge for the Company’s entire investment in Surgica Corporation, a developer of embolic agents, of $300,000, or $0.02 per diluted share. The Company’s effective income tax rate for the quarter was 43%, largely due to the investment impairment, for which no immediate tax benefit can be recognized. Without the impairment, the income tax rate for the quarter would have been approximately 37%.

“We are delighted to have handily exceeded our overall goal of 20% growth in net sales and, in spite of the one-time impairment charge, we also sharply exceeded our net profit goal of 35% growth, with strong contribution from our higher-margin products. Unit growth was excellent across our entire product line, and the uptake for our Morpheus CT PICC has been especially gratifying, with sales reaching $1.0 million in the quarter. The Morpheus CT PICC performance helped drive a sales increase in our image guided vascular access product segment of nearly 150% from the third quarter of last year,” said Eamonn P. Hobbs, president and CEO of AngioDynamics.

“The Morpheus CT PICC product is being well received by the interventional radiology community due to its ability to be used for both contrast delivery during contrast-enhanced CT studies, as well as being an outstanding performer in the standard PICC line uses,” he added. “Sales growth of this product is testament to its innovation, especially given that the product was launched only recently, in September 2004. Because the Morpheus CT PICC eliminates the need for a second access site, patient comfort is increased, while time is saved and costs are reduced.”

Mr. Hobbs added, “While we continue to evaluate new product opportunities on a regular basis, a portion of our R&D budget has been allocated to create innovative, value-added opportunities for our existing product offering. Our strategy is to offer premium proprietary products. In addition to Morpheus, we are looking forward to highlighting some of these products – such as Total Abscession™, a new drainage catheter and Tré Sheath™, a new hydrophilic coated, ultrasonically and fluoroscopically visible sheath for our VenaCure™ laser treatment for severe varicose veins – at this week’s Society for Interventional Radiology annual meeting in New Orleans.”

AngioDynamics had cash and cash equivalents of $15.4 million and marketable securities of $9.6 million as of February 26, 2005, compared with $1.7 million and $0.7 million, respectively, as of May 29, 2004. The increases are due primarily to the receipt in June 2004 of the proceeds from the Company’s initial public offering, in addition to the Company’s positive operating cash flows.

For the 39 weeks ended February 26, 2005, net sales were $43.0 million, up 23% from net sales of $34.9 million for the comparable 2004 period, reflecting growth from newer products as well as continued gains in sales of existing product lines.

Net earnings for the first nine months of fiscal 2005 increased 81% to $2.9 million, or $0.24 per diluted share, from $1.6 million, or $0.16 per diluted share, for the first nine months of fiscal 2004. The increase was attributable primarily to increased sales, higher gross margins and reduced interest expense.

Commenting on financial guidance for the remainder of fiscal 2005, Mr. Hobbs said, “We expect net sales growth to be approximately 22%, while we expect net earnings to approach $4.2 million for the year. We affirm our expectation that R&D expenditures will be approximately 8% of net sales, and that SG&A expenses will be approximately 35% of net sales. We plan to add five members to our sales staff during the fourth quarter, bringing the total to 44 by the end of the current fiscal year.”

Conference Call

AngioDynamics management will host a conference call to discuss this announcement today beginning at 4:30 p.m. Eastern Time. To participate in the call, please dial (877) 815-7177 from the U.S., or (706) 634-1250 from outside the U.S.

A telephone replay of the call will be available for 48 hours following completion of the call by dialing (888) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation number 4979020.

In addition, individuals may listen to the call on the Internet by visiting the investor relations portion of the Company’s Web site at. www.angiodynamics.com. A recording of the conference call will be archived there for 12 months.

About AngioDynamics

AngioDynamics, Inc. designs, develops, manufactures and markets innovative medical devices used in minimally invasive, image-guided procedures to treat peripheral vascular disease. It offers a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. The Company’s diverse product line includes angiographic catheters, hemodialysis catheters, endovascular laser venous system products, PTA dilation balloon catheters, image-guided vascular access products, thrombolytic products and drainage products.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company’s expectations. In addition to the matters described above, the ability of the Company to develop or acquire new products and improve existing products, market acceptance and future sales of the Company’s products, future actions by the Food and Drug Administration or other regulatory agencies, the outcome of pending litigation, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance of its products, foreign currency exchange rate fluctuations, the effects on pricing from competition, as well as the risk factors listed from time to time in the Company’s filings with the SEC, including but not limited to its Annual Report on Form 10-K for the fiscal year ended May 29, 2004, may affect the actual results achieved by the Company.

(Tables to follow)

AngioDynamics, Inc. and Subsidiary

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS

(in thousands, except shares and per share data)

	Three months ended		Nine months ended

	Feb 26, 2005	Feb 28, 2004	Feb 26, 2005	Feb 28, 2004
	(unaudited)		(unaudited)

Net sales	$15,450	$12,455	$42,957	$34,936
Cost of goods sold	6,885	5,801	19,336	16,655

Gross profit	8,565	6,654	23,621	18,281

Operating expenses
Selling and administrative	5,391	4,601	15,135	12,477
Research and development	1,026	976	3,276	2,597

Total operating expenses	6,417	5,577	18,411	15,074

Operating profit	2,148	1,077	5,210	3,207

Other income (expense), net	(245)	(128)	(207)	(621)

Earnings before income tax
provision	1,903	949	5,003	2,586
Income tax provision	818	266	2,121	989

NET EARNINGS	$1,085	$683	$2,882	$1,597

Earnings per common share
Basic	$.09	$.07	$.25	$.17

Diluted	$.09	$.07	$.24	$.16

Weighted Average Common Shares
Basic	11,606,055	9,200,000	11,498,425	9,200,000
Diluted	12,481,849	10,082,479	12,192,518	9,732,432

AngioDynamics, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

(in thousands)

	Feb 26, 2005	May 29, 2004
Assets	(2)	(1)

Current Assets
Cash and Cash Equivalents	$15,404	$1,747
Marketable Securities	9,590	737
Restricted Cash		101
Accounts Receivable, net	8,350	7,945
Stock subscription receivable		19,949
Inventories	9,388	8,545
Other current assets	1,720	1,351

Total current assets	44,452	40,375

Property, Plant & Equipment - at cost, net	7,773	7,343
Other Non-Current Assets	1,610	2,008

Total Assets	$53,835	$49,726

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$5,618	$6,394
Long-term Debt	2,980	6,100
Stockholders’ Equity	45,237	37,232

Total Liabilities and Stockholders’ Equity	$53,835	$49,726

(1) Information derived from audited financial statements

(2) Unaudited

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